                                                                    EXHIBIT 10.2

                           [GENERAL MAGIC LETTERHEAD]


May 10, 2001



Personal and Confidential

Dr. Steven Markman
c/o General Magic, Inc.
420 North Mary Avenue
Sunnyvale, California  94085

Dear Steve:

This will confirm your agreement to accept payment in the total amount of $350,000 in lieu of any and all cash payments otherwise due under your September 12, 1999 Employment Agreement ("Employment Agreement"), which payment shall be payable in two installments of $175,000 each, less applicable payroll taxes, on May 18, 2001 and July 13, 2001, respectively.

This also will confirm your agreement to continue to serve as a founding member of the Company's Industry Advisory Board ("IAB") for a minimum of six months, but for no more than ten hours per month. For so long as you serve in this capacity, you will be deemed an employee (but not an officer or executive) of the Company. We value your agreement to lend your expertise to the cause of General Magic, and thank you for your continuing commitment to the Company.

As an employee, you will be eligible to participate in Company benefit programs on the same terms and conditions applicable to Company employees working comparable hours during the same period, except that you shall not be eligible for a bonus for your work in 2001 and thereafter. In addition, from and after May 4, 2001, you will not be eligible to participate in the Company's life, accident and long term disability insurance programs, or to accrue paid time off benefits. Should the reduction in your hours from and after May 4, 2001, trigger a termination of your medical, dental and vision benefits under applicable law or the Company's insurance policies, you will be eligible for continuation coverage pursuant to COBRA.

In consideration of the foregoing, the Board of Directors granted you an option to purchase an aggregate of 685,000 shares of the Company's common stock at an exercise price equal to the average of the high and low bid prices of the stock on April 26, 2001 (the "Grant Date"). The option has been granted to you outside of the Company's existing stock option plans, and shall be governed by and subject to the terms and

Dr. Steve Markman
May 10, 2001
Page 2 of 3


conditions of a stock option agreement in substantially the form attached hereto as Exhibit A (which you will be required to sign in connection with the issuance of the stock options). The option has a term of ten years, will become vested and exercisable on the six-month anniversary of the Grant Date (provided you continue in service with the Company through that date), and shall remain exercisable for a period of eighteen (18) months following the date your service to the Company terminates (provided it they shall not be exercisable beyond the option term). For purposes of this option, you will be deemed to continue in the service of the Company for so long as you render services as an employee of the Company or any parent or subsidiary corporation. Notwithstanding the foregoing, in the event of a Change in Control (as defined in the Employment Agreement), this option shall become immediately vested and exercisable. The Company will undertake, as soon as practicable, to register the shares underlying the option on Form S-8 under the Securities Act of 1933, and shall keep such Form S-8 in effect for the entire period the option remains outstanding. Please note that, because this option was granted outside of the Company's existing stock option plans, it is a non-qualified stock option, and does not have the tax advantages associated with incentive stock options.

In further consideration of the foregoing, the Company hereby assigns you all right, title and interest in and to the Intergraph Windows NT work station and related software (serial no. H28WBE), together with the Viewsonic flat panel monitor (serial no. MF90400470) purchased by General Magic for your use.

Finally, all stock options previously granted to you by the Company shall continue to vest for so long as you continue as an employee of the Company, and shall remain exercisable for a period of eighteen months following the date your service terminates, provided that they shall not be exercisable beyond the option term.

You will be paid your base salary through May 4, 2001. Thereafter, you shall not be entitled to any other payment from the Company, except as provided herein. This will also confirm that any paid time off benefits accrued for your account through May 4, 2001, have been paid to you; that you will continue to have access to your existing Portico account, at your expense, subject to the user license attached hereto as Exhibit B; and that the Company will loan to you a screenphone prototype, together with a DataRover 840 handheld communications device (serial no. 71200241) pursuant to an Equipment Loan Agreement in the form attached hereto as Exhibit C.

This letter, together with the Proprietary Rights and Information Agreement signed by you upon your employment represent the entire agreement between us, and supersede all prior negotiations, representations or agreements between you and the Company regarding your employment, whether written or oral, except that, in the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this Agreement, or the separation of your employment with the Company,

Dr. Steve Markman
May 10, 2001
Page 3 of 3




such claim or dispute shall be resolved as set forth in Paragraph 7 of the Employment Agreement.

This agreement shall be governed by and construed in accordance with the laws of the State of California.

If this letter accurately sets forth our agreement, please execute the enclosed copy and return it to Elena Morera.


Very truly yours,

/s/ K. M. LAYTON
Kathleen M. Layton



Accepted:  /s/ STEVEN MARKMAN

                                                                       EXHIBIT A

                      NONSTATUTORY STOCK OPTION AGREEMENT

     (Incorporated by reference to Exhibit 4.27 to the Company's Report on Form S-8 filed with the Securities and Exchange Commission on August 8, 2001)

                                                                       EXHIBIT B

                              PORTICO USER LICENSE

General Magic, Inc. Individual Subscriber Agreement

Welcome to the Portico(TM) service ("Service"). The Service is provided to you (the subscriber) by General Magic, Inc. ("General Magic") exclusively under the terms and conditions of this agreement. Your use of the Service constitutes your acceptance of the terms and conditions of this agreement now in effect and as updated from time to time by General Magic.

1. Eligible Subscribers. You must be at least 18 years of age to use the Service.

2. Fees and Payment Authorization. General Magic will provide you a monthly invoice stating the amount of fees incurred through use of your account. The fees for use of your account (which may include, among other charges, an initial sign-up fee, a base monthly fee, a connect-time fee, content usage fees, early termination fees, and any applicable taxes) will be charged to the credit card you have specified. Your account to use the Service will not be established until General Magic has verified that this credit card information is accurate and that your credit card is in good standing. Please note that General Magic does not accept debit/ATM cards. The terms of the payment plans currently in effect are disclosed in the accompanying document entitled Portico(TM) Prices and Payment Plans. Unless otherwise provided in the payment plan you select upon completing the subscriber information form, General Magic may, in its discretion, change the payment plans or Service fees or add new fees from time to time. General Magic will notify you in advance of any such changes or new fees that may affect your via email, telephone, or through the Service. You may obtain the terms of the payment plans currently in effect at any time by contacting an authorized reseller of the Service or General Magic's customer service group at 1-800-774-3311.

3. Access to Account. When your account is established, General Magic will provide you with a toll-free telephone number and temporary passcode through which you may access your account. You should change this temporary passcode immediately after your account is established. This passcode is an important means of preventing others from accessing your account via the toll-free number; you must keep the passcode confidential. You may disclose the passcode to other people whom you want to have access to use your account on your behalf (but not for their own use), but you will be fully responsible for all charges and liabilities incurred by their use. You will also be fully responsible for any charges and liabilities incurred through use of your account by anyone who obtains this passcode as a result of your negligence, until you notify General Magic's customer service group at 1-800-774-3311. General Magic may temporarily disable access to your account if you report unauthorized use or if usage of the account dramatically exceeds normal usage patterns within a short time period. You understand and agree that you will have no proprietary rights to the toll-free telephone number provided by General Magic for your account.


4. Use of Account; Privacy. You may not transfer your account, in whole or in part, to another person. You and other users of your account must comply with all applicable laws and regulations in using the Service and may not use the Service to impersonate or harass any other person, to intercept any communications not intended for you, or to engage in "spamming" or similar conduct. General Magic respects the privacy of your personal communications and will not monitor or disclose any communications you send or receive via the Service, except as may be required by law or legal process. General Magic may, from time to time, keep audible records of your spoken commands to the Service in order to improve the Service. As with other forms of communication such as Internet emails and cellular phone conversations, the privacy of communications you send and receive via the Service cannot be guaranteed by General Magic.

5. Subscriber Information. You (or a representative of General Magic or your authorized reseller, in each case with your assistance) must accurately complete the subscriber information form. You understand and agree that General Magic may compile and maintain lists and databases of the information provided on these forms (including yours) and other information derived from use of the Service, that General Magic may use such information in the operation, administration, management, and promotion of the Service, and that General Magic will own the copyright in the compilation of such information.

6. Third Party Content. The Service currently provides you the ability to retrieve certain news stories, press releases, stock prices, and similar information supplied by news and information services (collectively, "Third Party Content"). You understand that General Magic has no editorial control over any Third Party Content and that General Magic does not guarantee the accuracy or completeness of any Third Party Content. You agree that General Magic will have no liability to you, or anyone else who uses your account, with regard to any Third Party Content. You also understand that the Third Party Content is the copyrighted material of the third party that supplies it, is protected by copyright and other applicable laws, and may not be reproduced, published, broadcast, rewritten, or redistributed without the written permission of the third party that supplied it, except to the extent allowed under the "fair use" provisions of the U.S. copyright laws or comparable provisions of foreign laws. Your use of certain stock price information included in the Third Party Content may be subject to, and you agree to comply with, the terms of separate agreements provided by the suppliers of such information, copies of which will be furnished to you by General Magic upon written request.

7. Software. You may need to use certain software programs to use or have full access to certain features of the Service. General Magic will either provide such software to you at no additional charge, or provide instructions for obtaining such software directly from the company that supplies it. Your use of such software typically will be subject to the terms of a separate "shrink wrap" or "click screen" license. You agree to comply with the terms of all licenses for the software you use in connection with the Service.


8. Changes to the Service or Terms. You understand that General Magic may, in its discretion, from time to time change, add, or remove certain features of the Service or change the terms of this agreement. General Magic will notify you of any changes to the terms of this agreement via email, telephone or through the Service; you may obtain the terms in effect at any time by contacting an authorized reseller of the Service or General Magic's customer service group at 1-800-774-3311. If you are unhappy with any change in the Service or agreement, other than a change that does not materially alter the existing features of the Service or a change that does not materially alter the terms on which the Service is offered, you may cancel your account as provided in paragraph 11 without penalty within thirty (30) days after General Magic provides you notice of the change.


9. Disclaimer of All Warranties. You understand and agree that the Service is provided on an "AS IS" and "AS AVAILABLE" basis. General Magic makes no warranty that the Service will meet your requirements or that use of the Service will be uninterrupted, timely, secure, or error-free; nor does General Magic make any warranty as to the results that may be obtained from use of the Service or the accuracy or reliability of any information obtained through the Service (including Third Party Content), or that any defects in the Service will be corrected. General Magic and its suppliers disclaim all warranties of any kind, whether express, implied, or statutory, regarding the Service, including any implied warranty of title, merchantability, fitness for a particular purpose, or non-infringement of third party rights. You understand and agree that any material or data obtained through use of the Service is at your own discretion and risk and that you will be solely responsible for any resulting damage to your computer system or loss of data. General Magic makes no warranty regarding any goods or services purchased or obtained through the Service or any transactions entered into through the Service. Some states or jurisdictions do not allow the exclusion of certain warranties. Therefore, the above exclusions may not apply to you to that extent, and nothing in this paragraph should be construed as excluding or limiting any warranty beyond what is permissible under applicable law.


10. Limitations of General Magic's Liability. General Magic and its suppliers will not be liable for any lost data, business interruption, lost profits, or other indirect, consequential, special, or incidental damages of any nature arising from or relating to your use of the Service or use of the Service through your account by anyone else. General Magic's total cumulative liability to you and anyone who uses the Service through your account, for any and all claims under any theory of law, will not exceed the aggregate amount you paid to General Magic in the preceding twelve months. Some states or jurisdictions do not allow the exclusion or limitation of certain types of liability. Therefore, the above limitations of liability may not apply to you to that extent, and nothing in this paragraph should be construed as excluding or limiting General Magic's liability beyond what is permissible under applicable law. Moreover, this paragraph does not limit General Magic's obligation, if General Magic mistakenly or wrongfully overcharges your account, to refund the amount of the overcharge.


11. Termination of Account. You may terminate your account, this agreement, and your right to use the Service at any time by contacting General Magic's customer service group at 1-800-774-3311 and confirming your request in writing to General Magic at 420 North Mary Avenue, Sunnyvale, CA 94086. Notifying General Magic in any other way of your desire to terminate your account may result in delays in processing your request. General Magic may immediately suspend or terminate your account, and terminate this agreement, if you have provided false or misleading information to General Magic, if you breach any provision in this agreement or if the charges to your credit card for the fees described in paragraph 2 are refused for any reason. General Magic reserves the right to discontinue the Service at any time in its discretion, and to terminate your account and this agreement for any other reason if General Magic gives you at least five (5) days advance notice. Upon any such termination of your account, you will remain obligated to pay all outstanding fees and charges relating to your use of the Service before termination. Any amounts that remain unpaid more than thirty (30) days after General Magic sends you notice that such amounts are due will bear interest at the rate of 1.5% per month or the highest rate permitted by law, if less than 1.5% per month. Paragraphs 5, 6, 9, 10, 11 and 12 will remain in effect notwithstanding the termination of your account or this agreement.


12. Miscellaneous. This agreement will be governed by the laws of the State of California as such laws apply to agreements between California residents performed entirely within California. If any provision of this agreement is invalid or unenforceable under applicable law, such provision will be deemed modified to the extent necessary to render such provision valid and enforceable and the other provisions of this agreement will remain in full force and effect. This document represents the entire agreement governing your use of the Service and supersedes any prior or contemporaneous written or oral statements by General Magic or its representatives or resellers. This agreement may not be amended except as provided in paragraph 8. The terms of this agreement will inure to the benefit of General Magic, its successors, assigns and licensees.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
PORTICO PRICES AND PAYMENT PLANS

BASIC MONTH-TO-MONTH PLAN

If you choose the Basic Plan, you are electing to receive the Service on a month-to-month basis for a monthly fee plus a per-minute fee for each minute of use of the Service. The current monthly fees in effect for the Basic Plan are shown below. General Magic may increase the fees from time to time effective beginning with the first month after the increase is announced or published as described in paragraph 2 of the Subscriber Agreement. If you are not happy with the increase, you may cancel your account effective at the beginning of the month in which the increase takes effect, provided that you notify General Magic of your desire to terminate your account before the beginning of such month. In addition, you may terminate your account at any time, as provided in the Subscriber Agreement, effective at the beginning of the next month. If General Magic discontinues the Service to your account for any reason other than nonpayment you will receive a pro rata refund of the monthly fee for such month.

BASE MONTHLY FEE: $9.95
CHARGE PER MINUTE FOR ADDITIONAL MINUTES: $.15
INCLUDED MINUTES: 0
ONE TIME SET-UP FEE: $25.00

POWER1000 MONTH-TO-MONTH PLAN

If you choose the Power1000 Plan, you are electing to receive the Service on a month-to-month basis for a monthly fee that includes 1000 minutes of Service use, plus a per-minute fee for each minute of use beyond the 1000 bundled minutes. The current monthly fees in effect for the Power1000 Plan are shown below. General Magic may increase the fees from time to time effective beginning with the first month after the increase is announced or published as described in paragraph 2 of the Subscriber Agreement. If you are not happy with the increase, you may cancel your account effective at the beginning of the month in which the increase takes effect, provided that you notify General Magic of your desire to terminate your account before the beginning of such month. In addition, you may terminate your account at any time, as provided in the Subscriber Agreement, effective at the beginning of the next month. If General Magic discontinues the Service to your account for any reason other than nonpayment you will receive a pro rata refund of the monthly fee for such month.

BASE MONTHLY FEE: $124.95
CHARGE PER MINUTE FOR ADDITIONAL MINUTES: $.12
INCLUDED MINUTES: 1000
ONE TIME SET-UP FEE: $0.00

INTERNATIONAL CALLING

International incoming and outgoing charges are subject to a surcharge. Surcharges range from $0.20 per minute (Canada) to $14.00 per minute (International Marine Satellite INMARSAT, the maritime mobile-satellite service).

HOW MINUTES OF USE ARE DETERMINED

Please note that account usage includes all of the following: (1) all connect time used when you call the service, including when you place a call through the service, (2) all connect time used by a caller who reaches you through the Service, whether the caller leaves a message or asks the Service to find you, and (3) all connect time used by the Service in paging you at your direction. ALSO PLEASE NOTE THAT ALL PLANS INCLUDE ALL DOMESTIC LONG DISTANCE CHARGES. NO ADDITIONAL CHARGE IS MADE FOR DOMESTIC LONG DISTANCE. Connect time for access to the Portico service over the telephone is measured and billed as follows. Each time your Portico account is accessed, you are billed for 18 seconds of connect time for the initial connection to the service. After 18 seconds, additional connect time is billed in 6 second increments. You may terminate an outgoing call initiated through the Portico service immediately by pressing the # key twice. Otherwise, connect time for a call to or originating from your Portico account will continue to accumulate until General Magic is signaled by the external telecommunications network that the call has been terminated, which may take as long as approximately 25 seconds.

                                                                       EXHIBIT C

                            EQUIPMENT LOAN AGREEMENT

                                 LOAN AGREEMENT


       This Loan Agreement ("Agreement") is made this 10th day of May, 2001, by and between General Magic, Inc., a Delaware corporation ("General Magic"), and Steven Markman ("Recipient").

                                   RECITALS:

       WHEREAS, Recipient was employed by General Magic as its Chairman through April 20, 2001; and

       WHEREAS, Recipient desires to have the use of a screen phone and a DataRover 840 handheld communications device designed and developed by General Magic during the term of his employment.

                                    AGREEMENT

       NOW, THEREFORE, in consideration of the mutual promises set forth herein, it is agreed as follows:

       1. Subject to the terms and conditions set forth hereinafter, General Magic hereby loans to Recipient the screen phone described as follows: General Magic screen phone, and the DataRover 840 handheld communications device, Serial No. 71200241 (collectively the "Equipment").

       2. As between Recipient and General Magic, Recipient acknowledges and agrees that all right, title and interest in and to the Equipment and its components, including but not limited to any software or firmware incorporated therein, remain the property of General Magic.

       3. Recipient agrees to use the Equipment only in the United States for his own personal use and for no commercial or other purpose. Recipient will not transfer the Equipment to any third party, nor will Recipient dispose of, transport or cause to be transported the Equipment outside of the United States, or encumber the Equipment in any manner. Recipient further agrees that he will not reverse engineer, disassemble, decompile or otherwise analyze the physical construction of the Equipment or any of its components, including but not limited to any firmware or software incorporated therein.

       4. With the exception of the external physical appearance of the Equipment, Recipient acknowledges and agrees that the Equipment and any of its components, including but not limited to any software or firmware incorporated therein are the confidential information of General Magic. Recipient agrees that he will not disclose, publish or disseminate any such information to any third party without the express written consent of General Magic.

       5. No ownership or license of the Equipment or any component or Derivative thereof is either granted or implied by this Agreement or any disclosure hereunder, including, but not limited to, any license to make, use or sell any product embodying the confidential information of General Magic (described in Section 4 above). For purposes of this paragraph, "Derivative" shall mean: (i) for copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted; (ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.


       6. THE EQUIPMENT IS FURNISHED "AS IS," WITHOUT WARRANTY OF ANY KIND, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. RECIPIENT ASSUMES ALL RISK FOR USE OF THE EQUIPMENT.

       7. GENERAL MAGIC WILL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER LEGAL THEORY, ARISING OUT OF THIS AGREEMENT, OR RECIPIENT'S USE OF THE EQUIPMENT.

       8. The term of this Agreement shall be for a period of one year from the date first set forth above and shall automatically renew for successive one year periods unless notice of nonrenewal is given by either party to the other party at or prior to the end of the then current term. Notwithstanding the foregoing, General Magic may terminate this Agreement, without notice and effective immediately, in the event of a material breach of the Agreement by Recipient. Upon termination of this Agreement, Recipient shall return the Equipment to General Magic within five (5) days in its original condition, normal wear and tear excepted.

       9. This Agreement constitutes the entire Agreement of the parties with respect to the subject matter hereof, and supersedes all prior discussions between the parties relating thereto. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed by each of the parties hereto. Recipient may not assign or transfer, in whole or in part, any of its rights, obligations or duties under this Agreement, but General Magic may assign or transfer to any third party any or all of its rights, obligations or duties hereunder. Any assignment or transfer in violation of the foregoing sentence shall be void. The failure or delay of General Magic to enforce at any time any provision of this Agreement shall not constitute a waiver of its right thereafter to enforce each and every provision of this Agreement. In the event that any of the terms, conditions or provisions of this Agreement are held to be illegal, unenforceable or invalid by any court of competent jurisdiction, the remaining terms, conditions or provisions hereof shall remain in full force and effect.

       This Agreement shall be effective as of the date first set forth above.



GENERAL MAGIC, INC.
a Delaware corporation


By:
    -------------------------------     -------------------------------------
Its:                                    Steven Markman ("Recipient")
    -------------------------------


                                      -3-